Exhibit 10.1

AMENDMENT AGREEMENT

This AMENDMENT AGREEMENT (this “Agreement”) is made and entered into as of December 11, 2017 by and between Inpixon, a Nevada corporation (the “Company”), and the signatories hereto (each a “Holder” and collectively, the “Holders”). This Agreement amends the Debentures (as defined below) and the SPA (as defined below). In this Agreement, the Company and the Holders are sometimes referred to singularly as a “party” and collectively as the “parties”. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Debentures or the SPA.

WHEREAS, the Company entered into that certain Securities Purchase Agreement, dated as of August 9, 2016 (the “SPA”), pursuant to which the Company issued an 8% Original Issue Discount Senior Secured Convertible Debenture due on August 9, 2018 (the “Hillair Debenture”) to Hillair Capital Investments L.P. (“Hillair”), with a current aggregate principal amount outstanding of $1,642,640.25;

WHEREAS, on September 7, 2017, Hillair transferred and assigned certain securities of the Company to HSPL, LLC (“HSPL”), including a portion of the Hillair Debenture with an outstanding principal amount of $1,120,905 (the “Assigned Debenture” and together with the Hillair Debenture, the “Debentures”);

WHEREAS, the HSPL Debenture was transferred and assigned to Iliad Research and Trading, L.P., a Utah limited partnership (“Iliad Research”) on November 20, 2017.

WHEREAS, Hillair and Iliad Research currently hold 100% in interest of the outstanding Debentures; and

WHEREAS, subject to the terms and conditions herein, the parties agree to certain amendments to the SPA and the Debentures.

NOW, THEREFORE, in consideration of the mutual covenants of the parties as hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

AGREEMENT

1. Section 4.13(a) of the SPA. Section 4.13 is hereby amended by deleting Subsection (a) thereof and replacing it with “(a) [RESERVED]”.

2. Section 4.13(b) of the SPA. Section 4.13(b) is hereby amended and restated as follows: “From the date hereof until the date on which no Debentures remain outstanding, neither the Company nor any Subsidiary shall sell, offer to sell or otherwise issue, enter into any agreement to issue, or announce the issuance or proposed issuance of any Common Stock or Common Stock Equivalents for an effective per share price that is less than the Conversion Price then in effect subject to adjustment herein; provided, however, in no event shall the Conversion Price be increased.”

3. Section 4.13(c) of the SPA. Section 4.13(c) is hereby amended and restated as follows: “Notwithstanding the foregoing, this Section 4.13 shall not apply in respect of (1) an Exempt Issuance; (2) any issuance of Common Stock or Common Stock Equivalents to the Company’s legal counsel for services rendered; (3) the issuance of up to 2,000,000 shares of Common Stock to certain warrant holders in exchange for the cancellation of certain outstanding warrants; (4) a public offering of the Company’s securities pursuant to an effective registration statement filed in accordance with the Securities Act.”

4. Section 5.5 of the SPA. Section 5.5 is hereby amended and restated as follows: “For so long as there are any amounts due and owing under the Debentures to Hillair Capital Investments L.P. (“Hillair”), no provision of this Agreement or the other Transaction Documents may be waived, modified, supplemented or amended except in a written instrument signed by the Company and no waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right. Any amendment effected in accordance with this Section 5.5 shall be binding upon each Purchaser and holder of Securities and the Company.”

5. Release of Security Interests. The Security Agreement entered into in connection with the SPA is hereby terminated and no longer of any force or effect and the Company is authorized to file a UCC-3 termination statement to such effect.

6. The “Maturity Date” as defined in the Debentures is hereby amended to be January 2, 2019.

7. The following sentence shall be added to Section 2(a) of the Debentures: “Notwithstanding anything herein to the contrary, after December 11, 2017, there shall be no regularly scheduled payments of interest on this Debenture and the payment of all Periodic Redemption Amounts on each Periodic Redemption Date or any other amounts payable under the Debentures shall be suspended until the Maturity Date at which time all then outstanding principal and other amounts owing on this Debenture shall be due and payable.”

8. The Holders hereby waive any default, Event of Default or Payment Default that occurred or may have occurred on or prior to the date hereof under Section 2(a) of the Debentures. The waiver provided for in this Agreement is a one-time waiver and limited to the matters expressly waived herein and should not be construed as an indication that the Holders would be willing to agree to any future modifications to, or waiver of, any of the terms of the SPA, the Debentures, or any modifications to, or waiver of, any default that may exist or occur thereunder.

9. The following sentence shall be added to Section 4(b) of the Debentures: “The Conversion Price in effect on any Conversion Date shall be equal to $0.24, subject to adjustment in accordance with Section 5 of the Debentures, provided however, in no event shall the Conversion Price be increased.”

10. Section 5 of the Debentures is hereby amended by deleting Subsection (b) thereof and replacing it with “(b) [RESERVED]”.

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11. Section 6 of the Debentures is hereby amended by adding the following Subsection (d) at the end thereof: “(d) Forced Conversion. Notwithstanding anything herein to the contrary, if the VWAP for each of any 5 consecutive Trading Days (such period the “Threshold Period”), equals or exceeds $0.30 (subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Common Stock that occur after the date hereof), the Company may, within 1 Trading Day after the end of any such Threshold Period, deliver a written notice to the Holder (a “Forced Conversion Notice” and the date such notice is delivered to the Holder, the “Forced Conversion Notice Date”) to cause the Holder to convert all or part of the then outstanding principal amount of this Debenture plus, if so specified in the Forced Conversion Notice, accrued but unpaid interest, liquidated damages and other amounts owing to the Holder under this Debenture, it being agreed that the “Conversion Date” for purposes of Section 4 shall be deemed to occur on the Standard Settlement Period Delivery Date following the Forced Conversion Notice Date (such Standard Settlement Period Delivery Date, the “Forced Conversion Date”). The Company may not deliver a Forced Conversion Notice, and any Forced Conversion Notice delivered by the Company shall not be effective, unless the Equity Conditions specified in clauses (a) through (i), are met (unless waived in writing by the Holder) on each Trading Day occurring during the applicable Threshold Period through and including the later of the Forced Conversion Date and the Trading Day after the date such Conversion Shares pursuant to such conversion are delivered to the Holder and the amount of Conversion Shares does not exceed 20% of the arithmetic average of the daily trading volume of the Common Stock during the Threshold Period. Any Forced Conversion shall be applied ratably to all Holders based on the outstanding principal amount of the Debentures, provided that any voluntary conversions by a Holder shall be applied against the Holder’s pro rata allocation, thereby decreasing the aggregate amount forcibly converted hereunder if only a portion of this Debenture is forcibly converted. For purposes of clarification, a Forced Conversion shall be subject to all of the provisions of Section 4, including, without limitation, the provision requiring payment of liquidated damages and limitations on conversions.”

12. Section 7 of the Debentures is amended to delete subsections (a), (b), (d), (e) and (f).

13. Hillair hereby agrees that to the extent that it has not exercised those outstanding warrants originally issued to it by the Company on June 30, 2017 (the “Warrants”) in full, on or prior to December 31, 2017, Hillair’s right to exercise such Warrants or any other rights granted pursuant to such Warrants shall be terminated and the Warrants shall be cancelled on the books and records of the Company.

14. Effect on Transaction Documents.

a) As of the date hereof, each reference in the SPA to “this Agreement,” “hereunder,” “hereof” or words of like import referring to the SPA, and each reference in the Debentures to “the Purchase Agreement,” “thereunder,” “thereof” or words of like import referring to the SPA shall mean and be a reference to the SPA, as amended by this Agreement.

b) As of the date hereof, each reference in the Debentures to “this Debenture,” “hereunder,” “hereof” or word of like import referring to the Debentures, and each reference in the SPA or the other Transaction Documents to the “Debentures,” “thereunder,” “thereof” or words of like import referring to the Debentures shall mean and be a reference to the Debentures, as amended by this Agreement.

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c) Except as expressly set forth herein, the terms and conditions of the Transaction Documents shall remain in full force and effect and each of the parties reserves all rights with respect to any other matters and remedies.

15. Fees and Expenses. Each party shall pay the fees and expenses of its advisors, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement.

16. Miscellaneous.

a) This Agreement and the other Transaction Documents contain the entire agreement of the Holders and the Company with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. This Agreement may not be amended, modified or supplemented, and no provision of this Agreement may be waived, other than by a written instrument duly executed and delivered by a duly authorized officer of each party hereto.

b) It is hereby understood that this Agreement does not constitute an admission of liability by any party, including any admission of default under the Transaction Documents.

c) All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such action or proceeding is improper or is an inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. If any party hereto shall commence an action or proceeding to enforce any provisions of this Agreement, then, the prevailing party in such action or proceeding shall be reimbursed by the non-prevailing party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

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d) This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and, all of which taken together shall constitute one and the same Agreement. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature were the original thereof.

e) The Company shall file a Current Report on Form 8-K with the Commission on December 11, 2017 (a) describing the terms of the transactions contemplated hereby and (b) publicly disclosing the results of the Company’s stockholder meeting held on December 8, 2017. Such Form 8-K will not be filed during normal trading hours on the Trading Market. Following the filing of the Current Report on Form 8-K announcing this Agreement, there shall be no restrictions on the Holders converting the Debentures pursuant to the amended terms hereunder and reselling such Conversion Shares immediately pursuant to Rule 144.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the day and year first above written.

INPIXON

By:	/s/ Nadir Ali
	Name:	Nadir Ali
	Title:	Chief Executive Officer

[SIGNATURE PAGE OF HOLDERS FOLLOW]

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HILLAIR CAPITAL INVESTMENTS L.P.

By:	/s/ Sean M. McAvoy
Name: Sean M. McAvoy
Authorized Signatory

ILIAD RESEARCH AND TRADING, L.P.

By:	Iliad Management, LLC, its General Partner

By:	Fife Trading, Inc., its Manager

By:	/s/ John M. Fife
John M. Fife, President

[HOLDER SIGNATURE PAGE TO INPIXON AMENDMENT AGREEMENT]

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